Exhibit 10.1

TREVENA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of February 28, 2018 (the “Effective Date”), each member of the Board of Directors (the “Board”) who is not also serving as an employee of Trevena, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service.  This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $35,000

b.                                      Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.                                      Annual Committee Member Service Retainer:

a.                                      Member of the Audit Committee: $7,500

b.                                      Member of the Compensation Committee: $5,000

c.                                       Member of the Nominating & Governance Committee: $5,000

3.                                      Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.                                      Chairman of the Audit Committee: $15,000

b.                                      Chairman of the Compensation Committee: $10,000

c.                                       Chairman of the Nominating & Governance Committee: $8,000

Equity Compensation

The equity compensation set forth below will be granted under the Trevena, Inc. 2013 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.                                      Initial Grant: On the date of an Eligible Director’s initial election or appointment to the Board following the Effective Date (or, if such date of election or appointment is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 60,000 shares, subject to appropriate adjustment for any future stock split, stock dividend, reverse stock split, stock combination or other change in the capitalization of the Company.  Commencing on the first date that is three months after the date of grant, the shares subject to each stock option will vest in a series of 12 equal quarterly installments, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.                                      Annual Grant: On the date of each Company’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board immediately therefore will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 30,000 shares, subject to appropriate adjustment for any future stock split, stock dividend, reverse stock split, stock combination or other change in the capitalization of the Company. The shares subject to the stock option will vest one day prior to the next annual stockholders’ meeting held after the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

Amended and Restated: February 28, 2018